Exhibit 99.1

 Uranium Resources, Inc. Announces Updated Production and Operations
                   Status for South Texas Projects


    LEWISVILLE, Texas--(BUSINESS WIRE)--Sept. 19, 2006--Uranium Resources, Inc. ("URI") (OTCBB:URRE) announced production and operations updates for its South Texas uranium projects.
    In July, URI stated its South Texas production was being adversely affected by a shortage of drill rigs, permitting delays, and weather related problems. We indicated these problems could continue through July and expected production to increase beginning in August. However, these problems have continued through August and into September; and the loss of key personnel to competitors has added to our problems. As a result, we will not meet our July forecast of 670,000 pounds of production for 2006.
    Delays in restarting production at Kingsville Dome and Rosita have continued. Kingsville was restarted in April 2006. We planned to bring on three new wellfields, one in August and two in September. Weather problems and a shortage of available drill rigs and logging trucks have pushed off the expected startup of these wellfields by at least one month. At Rosita, the shortage of drill rigs and logging trucks has delayed estimated production until the first quarter of 2007. The shortage of drill rigs and logging trucks is the result of intense industry-wide competition for exploration and development tools.
    In addition to the delays in restarting Kingsville and Rosita, Vasquez has continued to operate below expectations. At the beginning of the project in 2004, our mining plan indicated we could produce the Vasquez property at an annual rate of 700,000 pounds. The geological and chemical problems we experienced in 2005 caused us to revise that estimate downward to an annual capacity of 400,000 pounds. This estimate assumed steps we implemented would successfully resolve production problems we had never experienced at our other mines. While partially successful, these steps have still not led to higher production levels.
    We are now evaluating the extent and scope of our future development efforts at Vasquez. Such evaluation involves weighing the economic impact of continuing development at Vasquez at current levels compared to the benefits that could be derived if all or a portion of our resources (drill rigs, logging trucks, and personnel) are redeployed from Vasquez to Kingsville Dome and Rosita in order to bring these properties up to full production sooner.
    Given the above factors, production has proven difficult to forecast with any accuracy despite our best efforts to do so. Therefore, we have concluded that we will no longer forecast our production or production costs for 2006 or any future year, and we withdraw all previous forecasts. We will report our ongoing development efforts for each of our properties as we have something concrete to report, such as the obtaining of mining permits and the commencement of production. We will report our actual production for each month.
    In July and August, we produced 42,000 pounds, bringing total production for the first eight months of 2006 to 156,000 pounds.

    This press release is qualified in its entirety by, and should be read in conjunction with, the more detailed information and any financial data incorporated herein by reference to the Company's reports filed with the Securities and Exchange Commission under the Securities Act of 1934. Except for historical information contained in this press release, the matters discussed herein may contain forward-looking statements, made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including the management's expectations regarding the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico and planned dates for commencement of production at such properties. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from management's expectations. Key factors impacting current and future operations of the Company include the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agencies and other matters indicated in "Cautionary Statement," found in the Company's Annual Report, incorporated herein by reference.

    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URRE. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.


    CONTACT: Uranium Resources, Inc., Lewisville
             Paul K. Willmott/Thomas H. Ehrlich, 972-219-3330